Exhibit 10.16

July 12, 2000

Richard Beyer

Employment Agreement

Dear Rich:

     On behalf of the Board of Directors of Elantec Semiconductor, Inc. (“Elantec”), I am pleased to offer you the position of President and Chief Executive Officer of Elantec on the terms set forth below.

     1. Position. You will be employed by Elantec as its President and Chief Executive Officer effective commencing July 12, 2000 (the ”Commencement Date”) and continuing thereafter until termination pursuant to Section 6. You will have overall responsibility for the management of Elantec and will report directly to its Board of Directors. During your term, you will also be appointed to the Board of Directors. You will be expected to devote your full working time and attention to the business of Elantec, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Elantec. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2. Base Salary. Your initial base monthly salary will be $25,000, payable in accordance with Elantec’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time, in the discretion of the Compensation Committee, but in any event such compensation shall not be reduced below $25,000 per month during your term of employment.

     3. Bonus. You will be eligible to receive a target bonus of $200,000 in accordance with Elantec’s Management Bonus Plan. For Elantec’s fourth quarter 2000 you will receive a prorated target bonus. Your Management Bonus will exclude the impact of any acquisition the Company may pursue.

     4. Stock Options and Restricted Stock.

     (a) On the Commencement Date, the Compensation Committee of the Board of Directors shall grant you nonqualified stock options to purchase 613,500 shares of Elantec common stock at an exercise price equal to such common stock closing price on the Commencement Date. Twenty-five percent of these options will vest if you are still employed with the Company on the one year anniversary of your employment Commencement Date. Thereafter for each month of your continuous service with the Company, you will vest in 1/48 of your total options.

     (b) You will be granted 86,500 shares of restricted common stock on your first date of employment for a purchase price equal to the par value of the Elantec common stock of $0.01 per share. These shares of restricted stock will vest annually over a five year period. Unvested shares will be subject to repurchase by Elantec at $0.01 per share upon termination of your employment

     5. Other Benefits. You will be eligible for the normal vacation, health insurance, 401(k), employee stock purchase plan and other benefits offered to all Elantec senior executives of similar rank and status.

     6. Employment and Termination. Your employment with Elantec will be at-will and may be terminated by you or by Elantec at any time for any reason as follows:

     (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion (“Voluntary Termination”);

     (b) Elantec may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

     (c) Elantec may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”);

     (d) Your employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period.

     7. Definitions.

     (a) “Cause” means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

     (b) “Corporate Transaction” means (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company or by the stockholders of the Company).

     8. Separation Benefits. Upon termination of your employment with Elantec for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Elantec’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

     (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of restricted stock or options.

     (b) In the event of your Involuntary Termination or Termination without Cause, you will be (i) entitled to a single lump sum severance payment equal to 12 months of your current annual base salary (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; (ii) entitled to a single lump sum payment equal to your full target bonus for the year of termination without regard to satisfaction of any target performance objectives, payable within 30 days following your termination; (iii) credited with 12 additional months of employment service after your termination date for purposes of your vesting with respect to the options granted hereunder; and (iv) credited with one additional year of employment service after your termination date for purposes of your vesting with respect to the restricted stock granted hereunder. In the event of your Involuntary Termination within the 12 months following a Corporate Transaction where you are not provided a comparable position within the Company, all of your options and restricted stock granted under this agreement shall become fully and immediately vested and exercisable.

     (c) No payments due you hereunder shall be subject to mitigation or offset.

     9. Indemnification Agreement. Upon your commencement of employment with Elantec, Elantec will enter into its standard form of indemnification agreement for officers and directors, a copy of which is attached to this letter as Exhibit C, to indemnify you against certain liabilities you may incur as an officer or director of Elantec.

     10. Confidential Information and Invention Assignment Agreement. Upon your commencement of employment with Elantec, you will be required to sign its standard form of Employee Agreement, a copy of which is attached to this letter as Exhibit D, to protect Elantec’s confidential information and intellectual property.

     11. Noncompete/Nonsolicitation. During the term of your employment with Elantec and for one year thereafter, you will not engage in any activity which is directly competitive with the business of the Company and you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Elantec to terminate his or her employment with Elantec. The noncompete in the preceding sentence shall apply 1) in the counties of Santa Clara, San Mateo and San Francisco counties of California, 2) California, 3) the United States of America and 4) the world.

     12. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

     13. Miscellaneous.

     (a) Authority to Enter into Agreement. Elantec represents that its Chairman of the Board has due authority to execute and deliver this agreement on behalf of Elantec.

     (b) Absence of Conflicts. You represent that upon the Commencement Date your performance of your duties under this agreement will not breach any other agreement as to which you are a party.

     (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

     (d) Successors. This agreement is binding on and may be enforced by Elantec and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Elantec or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Elantec’s obligations under this agreement.

     (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Elantec in writing. Notices to Elantec will be addressed to its General Counsel at Elantec’s corporate headquarters.

     (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Elantec duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.

     (g) Entire Agreement. This agreement, including the attached exhibits,and such other agreements expressly referred to herein, including the applicable stock option plan, option agreement and related documents and restricted stock purchase agreement and related documents represent the entire agreement between us concerning the subject matter of your employment by Elantec. To the extent of any conflict between the provision of this agreement and other agreements referred to in the preceding sentence, the terms of this agreement shall control.

     (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

     (i) Severability. If any portion of this agreement shall be determined to be unenforceable, the remaining provisions of this agreement shall remain in force.

     Rich, we are very pleased to extend this offer of employment to you and look forward to your joining Elantec as its President and Chief Executive Officer. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,	Accepted July 12, 2000:

/s/ James V. Diller	/s/ Richard M. Beyer

James V. Diller	Richard M. Beyer
Chairman of the Board of Directors Elantec Inc.